INDEPENDENT AUDITOR'S REPORT

To the Owner
Catalina Golf Center

   We have audited the accompanying balance sheet of Catalina Golf Center, as of December 31, 1995, the related statements of income and proprietor's capital and cash flows for the year then ended. These financial statements are the responsibility of the management of Catalina Golf Center. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catalina Golf Center, as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                          ROBERT DECKER,
                                                          C.P.A.

Tucson, Arizona
June 6, 1996

                             CATALINA GOLF CENTER
                                BALANCE SHEET
                              DECEMBER 31, 1995

                    ASSETS
CURRENT ASSETS
 Cash .......................................  $    4,657
 Inventory ..................................       1,523
                                              -----------
  TOTAL CURRENT ASSETS ......................       6,180
PROPERTY AND EQUIPMENT
 Property and equipment, net ................     573,037
OTHER ASSETS
 Loan origination fees, net .................      32,204
                                              -----------
  TOTAL ASSETS ..............................  $  611,421
                                              ===========
    LIABILITIES AND PROPRIETOR'S CAPITAL
CURRENT LIABILITIES
 Notes payable ..............................  $  722,120
 Street assessment payable ..................      44,267
 Property taxes payable .....................      43,126
 Accrued payroll and payroll taxes ..........       6,248
 Accounts payable ...........................     103,106
 Accrued interest ...........................      53,574
 Litigation payable .........................     363,091
                                              -----------
  TOTAL CURRENT LIABILITIES .................   1,335,532
PROPRIETOR'S CAPITAL (DEFICIT) ..............    (724,111)
                                              -----------
  TOTAL LIABILITIES AND PROPRIETOR'S CAPITAL   $  611,421
                                              ===========

                      See notes to financial statements

                             CATALINA GOLF CENTER
                 STATEMENT OF INCOME AND PROPRIETOR'S CAPITAL
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 REVENUE
 Sales ..............................................................................   $ 156,515
                                                                                      -----------
COSTS AND EXPENSES
 Salaries and benefits ..............................................................      51,682
 Taxes ..............................................................................      45,071
 Utilities ..........................................................................      24,847
 Landscaping ........................................................................      16,471
 Depreciation and amortization ......................................................      36,394
 Commissions ........................................................................      18,392
 Operational and golf supplies ......................................................      36,439
 Repairs and maintenance ............................................................       3,434
 General and administrative .........................................................       8,895
 Advertising and promotion ..........................................................       5,453
                                                                                      -----------
  TOTAL COSTS AND EXPENSES ..........................................................     247,078
                                                                                      -----------
    OPERATING LOSS ..................................................................     (90,563)
                                                                                      -----------
OTHER INCOME (EXPENSE)
 Interest expense ...................................................................    (132,398)
 Rental income ......................................................................       4,500
                                                                                      -----------
  TOTAL OTHER INCOME (EXPENSE) ......................................................    (127,898)
                                                                                      -----------
LOSS BEFORE EXTRAORDINARY ITEM ......................................................    (218,461)
                                                                                      -----------
EXTRAORDINARY ITEM (Note 6)
 Litigation judgment against owner related to original agreement to build golf
 center .............................................................................    (363,091)
                                                                                      -----------
   NET LOSS .........................................................................    (581,552)
PROPRIETOR'S CAPITAL (DEFICIT) -- BEGINNING OF YEAR .................................    (190,609)
 Capital contributed ................................................................      48,050
                                                                                      -----------
PROPRIETOR'S CAPITAL (DEFICIT) -- END OF YEAR .......................................   $(724,111)
                                                                                      ===========

                      See notes to financial statements

                             CATALINA GOLF CENTER
                            STATEMENT OF CASH FLOW
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ...............................................................   $(581,552)
 Adjustments to reconcile net loss to net cash from operating activities:
  Extraordinary item ....................................................     363,091
  Depreciation and amortization .........................................      36,394
 Decrease in current assets:
   Inventory ............................................................         477
 Increase in current liabilities:
   Property taxes payable ...............................................      43,126
   Accrued payroll and payroll taxes ....................................       6,248
   Accounts payable .....................................................      56,528
   Accrued interest .....................................................      40,241
                                                                          ------------
    Net cash used in operating activities ...............................     (35,447)
                                                                          ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on street assessment ..........................................        (984)
 Capital contributions ..................................................      48,050
 Payment for loan origination fees ......................................     (10,000)
                                                                          ------------
    Net cash provided by financing activities ...........................      37,066
                                                                          ------------
NET INCREASE IN CASH ....................................................       1,619
CASH -- BEGINNING OF YEAR ...............................................       3,038
                                                                          ------------
CASH -- END OF YEAR .....................................................   $   4,657
                                                                          ============
SUPPLEMENTAL DISCLOSURES
 Operating activities reflect the following cash payments:
  Interest ..............................................................   $  92,157
                                                                          ============

                      See notes to financial statements

                             CATALINA GOLF CENTER
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization:

   Catalina Golf Center (the "Business"), is a proprietorship owned by Ruth Perillo. The proprietorship owns and operates a golf driving range located in Tucson, Arizona. Ruth Perillo's other personal assets have not been included in these financial statements.

 Basis of Accounting:

   These financial statements reflect the accrual method of accounting.

 Income Taxes:

   No provision for income taxes has been made in these statements. All income taxes are paid for by Ruth Perillo at the personal level.

 Inventory:

   Inventory consists of golf balls, related golf supplies and soft drinks for sale and is stated at lower of cost or market on the FIFO basis.

 Property and Equipment:

   Property and equipment is carried at cost. The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes and on the accelerated cost recovery system method for income tax purposes. The estimated useful lives of the assets for purposes of computing depreciation are as follows:

 Building and improvements  ....     40 years
Furniture and equipment  ......       5 years

   Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

 Loan Origination Fees:

   Costs of obtaining the development loan have been capitalized and are being amortized over the life of the loan. During 1995, the Business incurred a $10,000 fee to extend the loan for one year. Amortization expense was $17,048 for the year ended December 31, 1995.

 Accounts payable reserve:

   In the normal course of business there arises various commitments and contingent liabilities with various vendors. Since the Business is a sole proprietorship, the liabilities of the owner and the Business become difficult to separate. Management has estimated a reserve of $50,000 for such liabilities which are included in accounts payable. The amount of reserve is reflected in prior years earnings.

 Statement of Cash Flows:

   For purposes of the statement of cash flows, the Business considers all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. There were no cash equivalents at December 31, 1995.

                             CATALINA GOLF CENTER
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              DECEMBER 31, 1995

NOTE 2 -- FUTURE FINANCING

   As shown in the accompanying financial statements, the Business incurred a net loss of $581,552 for the year ended December 31, 1995. The Business continues to operate at a negative cash flow and finance charges and accounts payable deficiencies continue to increase. Those factors, as well as the litigation judgment placed against the Business owner and the Business owner's inability to contribute additional capital, create an uncertainty about the Business' ability to continue operations. Unless the Business obtains significant additional financing, the Business will be unable to continue operations in the near future. The financial statements do not include any adjustments that might be necessary if the Business is unable to continue as a going concern.

NOTE 3 -- PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

 Building and improvements    $539,169
Furniture and equipment  ..     10,785
Land ......................     65,000
                            ----------
                               614,954
Accumulated depreciation  .    (41,917)
                            ----------
Net property and equipment    $573,037
                            ==========

   Depreciation expense was $19,346 for the year ended December 31, 1995.

NOTE 4 -- LAND

   The land upon which the Business operates is owned as follows:

 Ruth Perillo ......27%
Lyn Perillo ....... 24%
Glenn Perillo ..... 24%
Oscar Ramirez ..... 25%
                   -------
                   100%
                   =======

   The land has been recorded at the lower of cost or market. For the year ended December 31, 1995, the Business is under no obligation to make lease payments to the other owners for usage of the land.

                             CATALINA GOLF CENTER
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              DECEMBER 31, 1995

NOTE 5 -- NOTES PAYABLE

   Notes payable consists of the following at December 31, 1995:

 Note payable dated June 10, 1993, interest at 16% due monthly on outstanding balance, originally matured June 1995, extended for one year until June 10, 1996, secured by Business land, building and improvements, property and equipment and by the assignment of rents, income and receipts of the Business. The note is in
 default and interest has been paid through October, 1995  ........   $500,000
Note payable to King & Frisch, P.C., Employees Profit Sharing
 Plan, interest at 15%, original principal of $61,000, accrued interest of $11,120 applied to the note, secured by deed of trust on the Business land. The note is in default and is past due,
 interest has been paid through September, 1994 ...................     72,120
Note payable to William D. King, interest at 13.5%, original principal loaned of $200,000, secured by deed of trust on the
 Business land. The note is in default and is past due, interest
 has been paid through August, 1995 ...............................    150,000
                                                                    ----------
Total notes payable ...............................................   $722,120
                                                                    ==========

   The owner of the Business has secured other loans with the land on which the golf driving range operates.

NOTE 6 -- LITIGATION

   The owner of the Business and other related parties were defendants in a lawsuit in connection with the original agreement to build the Business. The judgment was awarded in favor of the plaintiffs on their claims for breach of contract, breach of fiduciary duty, breach of duty of good faith and fair dealing, and racketeering in September, 1995. The judgment awarded was $300,000 in compensatory damages and $63,091 in plaintiffs' legal fees, cost of suit fees and jury fees. The judgment bears interest at 10% per annum from the date of judgment until paid. The owner and other related parties are filing an appeal to the Appellate Court. The land upon which the Business operates is only subject to the owner's equity.

                             CATALINA GOLF CENTER
                                BALANCE SHEET
                                MARCH 31, 1996

             ASSETS
CURRENT ASSETS:
 Checking account ..............   $  6,841.80
 Petty cash ....................        250.00
 Inventory .....................      1,523.00
                                 -------------
    TOTAL CURRENT ASSETS  ......                  $  8,614.80
PROPERTY AND EQUIPMENT:
 Land ..........................   $ 65,000.00
 Property improvements .........    539,169.21
 Furniture and equipment  ......     10,785.00
 Accumulated depreciation  .....    (46,316.00)
                                 -------------
    TOTAL PROPERTY AND
 EQUIPMENT .....................                  $568,638.21
OTHER ASSETS:
 Finance fees ..................   $ 66,073.59
 Accum amort -- Finance fees  ..    (39,174.00)
                                 -------------
    TOTAL OTHER ASSETS .........                  $ 26,899.59
                                                -------------
    TOTAL ASSETS ...............                                $604,152.60
                                                                ===========
    LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable ...........   $  98,484.54
  Property taxes payable .....      43,125.69
  Street assessment payable ..      44,266.80
  PAYROLL TAXES PAYABLE ......       5,766.07
  OTHER ACCRUED EXPENSES .....     451,597.59
                               ---------------
   TOTAL CURRENT LIABILITIES .                    $ 643,240.69
NON-CURRENT LIABILITIES:
LONG-TERM DEBT NET OF CURRENT    $ 722,120.20
                               ---------------
   TOTAL NON-CURRENT
   LIABILITIES  ..............                    $ 722,120.20
EQUITY:
  Capital ....................   $(724,111.28)
  Capital contribution .......       1,200.00
  NET INCOME (LOSS) ..........     (38,297.01)
                               ---------------
   TOTAL EQUITY ..............                    $(761,208.29)
                                                ---------------
   TOTAL LIABILITIES AND
   EQUITY  ...................                                   $604,152.60
                                                                 ============

                             CATALINA GOLF CENTER
                               INCOME STATEMENT
                                FOR THE PERIOD

                                   JANUARY 1, 1996
                                    TO MARCH 31,
                                    1996 ACTUAL $
                                  ---------------
SALES:
  Sales .........................    $ 38,775.48
                                  ---------------
   TOTAL SALES ..................      38,775.48
COST OF SALES:
  BEGINNING INVENTORY ...........       1,523.00
  Golf supplies .................         453.99
  Beverages .....................         812.55
  Outside services ..............       1,100.50
  Equipment rental ..............         315.57
  Landscaping ...................         375.80
  Wages .........................       8,410.00
  ENDING INVENTORY ..............      (1,523.00)
                                  ---------------
   TOTAL COST OF SALES ..........      11,468.41
                                  ---------------
   GROSS PROFIT .................      27,307.07
SELLING EXPENSES:
  Commissions ...................       1,564.50
                                  ---------------
   TOTAL SELLING EXPENSES .......       1,564.50
GENERAL AND ADMINISTRATIVE:
  Auto expense ..................         637.10
  Amortization ..................       5,304.00
  Bank service charges ..........          80.08
  Bookkeeping fees ..............         559.00
  Depreciation expense ..........       4,399.00
  Utilities .....................         357.33
  Insurance--General ............          46.00
  Interest expense ..............      39,520.00
  License and fees ..............          75.00
  Miscellaneous expense .........          17.00
  Office expense ................         240.92
  Postage expense ...............          35.42
  Repairs and maintenance .......         208.97
  Security ......................          50.00
  Taxes--Real estate ............      11,045.41
  Taxes--Payroll ................         346.92
  Telephone .....................         662.43
  Bad debts .....................         455.00
                                  ---------------
   TOTAL GENERAL AND
   ADMINISTRATIVE  ..............      64,039.58
                                  ---------------
   NET OPERATING INCOME (LOSS) ..     (38,297.01)
   NET INCOME (LOSS) BEFORE TAX .    $(38,297.01)
                                  ---------------
   NET INCOME (LOSS) ............    $(38,297.01)
                                  ===============

                             CATALINA GOLF CENTER
                           STATEMENT OF CASH FLOWS
                     FOR THE PERIOD ENDED MARCH 31, 1996

 CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .............................................................   $(38,297)
  Adjustments to reconcile net loss to net cash from operating activities:
  Extraordinary item ...................................................         --
   Depreciation and amortization .......................................      9,703
  Decrease in current assets:
  Inventory ............................................................
 Increase (decrease) in current liabilities:
  Accrued payroll and payroll taxes ....................................       (482)
   Accounts payable ....................................................     (4,622)
   Accrued expenses ....................................................     34,933
                                                                         -----------
      Net cash provided by operating activities ........................      1,235
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions ................................................      1,200
                                                                         -----------
      Net cash provided by financing activities ........................      1,200
                                                                         -----------
NET INCREASE IN CASH ...................................................      2,435
CASH -- BEGINNING OF PERIOD ............................................      4,657
                                                                         -----------
CASH -- END OF PERIOD ..................................................   $  7,092
                                                                         ===========

                             CATALINA GOLF CENTER
                        NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization:

   Catalina Golf Center, (the Business), is a proprietorship owned by Ruth Perillo. The proprietorship owns and operates a golf driving range located in Tucson, Arizona. Ruth Perillo's other personal assets have not been included in these financial statements.

 Basis of Accounting:

   These financial statements reflect the accrual method of accounting.

 Income Taxes:

   No provision for income taxes has been made in these statements. All income taxes are paid for by Ruth Perillo at the personal level.

 Inventory:

   Inventory consists of golf balls, related golf supplies and soft drinks for sale and is stated at lower of cost or market on the FIFO basis.

 Property and Equipment:

   Property and equipment is carried at cost. The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes and on the accelerated cost recovery system method for income tax purposes. The estimated useful lives of the assets for purposes of computing depreciation are as follows:

 Building and improvements  ...40 years
Furniture and equipment  ..... 5 years

   Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

 Loan Origination Fees:

   Costs of obtaining the development loan have been capitalized and are being amortized over the life of the loan.

 Statement of Cash Flows:

   For purposes of the statement of cash flows, the Business considers all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. There were no cash equivalents at March 31, 1996.

NOTE 2 -- INTERIM FINANCIAL STATEMENTS

   The financial statements as of March 31, 1996 and for the three months then ended are unaudited and are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. In the opinion of management, the financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Business' financial position and results of operations.